EXHIBIT 99.1

Apyx Medical Corporation Reports Second Quarter 2022 Financial Results and Updates Full Year 2022 Financial Outlook

CLEARWATER, FL — August 11, 2022 - Apyx Medical Corporation (NASDAQ:APYX) (the “Company”), the manufacturer of a proprietary helium plasma and radiofrequency technology marketed and sold as Renuvion®, today reported financial results for its second quarter ended June 30, 2022, and updated financial expectations for the full year ending December 31, 2022.

Second Quarter 2022 Financial Summary:

•Total revenue of $10.3 million, down 8% year-over-year.
◦Advanced Energy revenue of $8.4 million, down 16% year-over-year.
◦OEM revenue of $1.9 million, up 55% year-over-year.
•Net loss attributable to stockholders of $5.4 million, compared to $4.0 million for the second quarter of 2021.
•Adjusted EBITDA loss of $3.4 million, compared to adjusted EBITDA loss of $2.4 million for the second quarter of 2021.

Second Quarter 2022 Operating Summary:

•On April 4, 2022, the Company announced the submission of a 510(k) premarket notification (“510(k) submission”) to the U.S. Food and Drug Administration (“FDA”). The 510(k) submission was intended to expand the Company’s general indication to include a specific indication for the use of the Renuvion APR Handpiece in subcutaneous dermatological and aesthetic procedures to improve the appearance of lax (loose) skin in the neck and submental region.
•On May 26, 2022, the Company announced it received 510(k) clearance from the FDA for the use of the Renuvion Dermal Handpiece for specific dermal resurfacing procedures. The Renuvion Dermal Handpiece is indicated for dermatological procedures for the treatment of moderate to severe wrinkles and rhytides, limited to patients with Fitzpatrick skin types I, II or III.
◦On June 2, 2022, the FDA updated the Medical Device Safety Communication (“MDSC”) related to the Company’s Advanced Energy products to recognize this new 510(k) clearance.

Highlights & Developments Subsequent to Quarter End:

•On July 8, 2022, the Company announced that the results of the pivotal Phase II of its Investigational Device Exemption (“IDE”) study evaluating the safety and effectiveness of the Renuvion device to improve the appearance of lax skin in the neck and submental region are now available on ClinicalTrials.gov.
•On July 18, 2022, the Company announced it received 510(k) clearance from the FDA for the use of the Renuvion APR Handpieces for certain skin contraction procedures. The Renuvion APR Handpieces are now indicated for use in subcutaneous dermatological and aesthetic procedures to improve the appearance of lax (loose) skin in the neck and submental region.
◦On July 21, 2022, the FDA updated the MDSC related to the Company’s Advanced Energy products to recognize this new 510(k) clearance.
•On July 27, 2022, the Company announced its first reporting of environmental, social and governance (“ESG”) data via a newly released tear sheet. This data provides context to the Company’s ESG goals and priorities important to its business and stakeholders.

Management Comments:

“Our total revenue in the second quarter decreased 8% year-over-year, due to the impact of the Medical Device Safety Communication on global sales of our Advanced Energy products,” said Charlie Goodwin, President and Chief Executive Officer. “Internationally, we saw softer-than-expected Advanced Energy generator and handpiece demand from distributors in select countries, which represented the largest contributor to the 16% year-over-year decrease in global Advanced Energy sales during the quarter. Specifically, Advanced Energy international generator and handpiece sales decreased more than 45% and 30% year-over-year, respectively. In the U.S., we were pleased by our performance during the quarter, which exceeded our expectations. While we continued to experience slower U.S. sales of our Advanced Energy products as anticipated, we saw material improvement in our business trends during each month of the quarter.”

Mr. Goodwin continued: “We are updating our guidance today to reflect the domestic and international performance in our Advanced Energy business during the second quarter, and revised expectations for the second half of 2022. Our team has made strong progress in recent months, securing 510(k) clearances for specific indications related to the use of our Renuvion technology in dermal resurfacing procedures and to improve the appearance of lax, or loose, skin. These clearances provide important validation for the safety and effectiveness of our Renuvion technology and expand our addressable market opportunity to include approximately 200,000 wrinkle reduction procedures and 200,000 neck contouring procedures performed in the U.S. annually. We are also pleased that the FDA updated the Medical Device Safety Communication to reflect our receipt of these new 510(k) clearances. We look forward to entering full commercialization for these new indications by the end of 2022, and continue to believe that the headwinds experienced during the second quarter will ultimately prove to be transitory.”

The following tables present revenue by reportable segment and geography:

	Three Months Ended June 30,		Increase/Decrease		Six Months Ended June 30,		Increase/Decrease
(In thousands)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Advanced Energy	$8,364	$9,978	$(1,614)	(16.2)%	$19,178	$17,638	$1,540	8.7%
OEM	1,928	1,246	682	54.7%	3,607	2,224	1,383	62.2%
Total	$10,292	$11,224	$(932)	(8.3)%	$22,785	$19,862	$2,923	14.7%

	Three Months Ended June 30,		Increase/Decrease		Six Months Ended June 30,		Increase/Decrease
(In thousands)	2022	2021	$ Change	% Change	2022	2021	$ Change	% Change
Domestic	$7,947	$7,383	$564	7.6%	$15,495	$12,949	$2,546	19.7%
International	2,345	3,841	(1,496)	(38.9)%	7,290	6,913	377	5.5%
Total	$10,292	$11,224	$(932)	(8.3)%	$22,785	$19,862	$2,923	14.7%

Second Quarter 2022 Results:

Total revenue for the three months ended June 30, 2022 decreased $0.9 million, or 8% year-over-year, to $10.3 million, compared to $11.2 million in the prior year period. Advanced Energy segment sales decreased $1.6 million, or 16% year-over-year, to $8.4 million, compared to $10.0 million in the prior year period. OEM segment sales increased $0.7 million, or 55% year-over-year to $1.9 million, compared to $1.2 million in the prior year period. For the second quarter of 2022, revenue in the United States increased $0.6 million, or 8% year-over-year, to $7.9 million, and international revenue decreased $1.5 million, or 39% year-over-year, to $2.3 million. The year-over-year decrease in Advanced Energy revenue was due to decreased global demand for the Company’s handpieces and generators following the FDA Safety Communication on March 14, 2022. The year-over-year increase in OEM revenue was driven by higher sales to existing customers, including Symmetry Surgical, as well as sales related to the completion of the development portion of some of the Company’s OEM development agreements.

Gross profit for the three months ended June 30, 2022, decreased $0.6 million, or 8% year-over-year, to $6.9 million, compared to $7.5 million in the prior year period. Gross margin for the three months ended June 30, 2022, was 67.2%, compared to 67.1% in the prior year period. The increase in gross profit margins for the three months ended June 30, 2022 from the prior year period was primarily attributable to geographic mix within the Company’s Advanced Energy segment, with domestic sales comprising a higher percentage of total sales and the mix of newer product models as the Company obtains registrations allowing these products to be introduced into the markets it serves.

Operating expenses for the three months ended June 30, 2022 increased $1.3 million, or 11% year-over-year, to $12.9 million, compared to $11.6 million in the prior year period. The year-over-year change in operating expenses was driven by a $0.5 million increase in salaries and related costs, a $0.5 million increase in professional services and a $0.3 million increase in selling, general and administrative expenses.

Income tax expense for the three months ended June 30, 2022 and 2021 was $0.1 million.

Net loss attributable to stockholders for the three months ended June 30, 2022 was $5.4 million, or $0.16 per share, compared to a net loss of $4.0 million, or $0.12 per share, in the prior year period.

Adjusted EBITDA loss for the three months ended June 30, 2022 was $3.4 million, compared to adjusted EBITDA loss of $2.4 million in the prior year period.

First Six Months of 2022 Results:

Total revenue for the six months ended June 30, 2022, increased $2.9 million, or 15%, to $22.8 million, compared to $19.9 million in the prior year period. Advanced Energy segment sales increased $1.5 million, or 9% year-over-year, to $19.2 million, compared to $17.6 million in the prior year period. OEM segment sales increased $1.4 million, or 62% year-over-year, to $3.6 million, compared to $2.2 million in the prior year period. For the first half of 2022, revenue in the United States increased $2.5 million, or 20% year-over-year, to $15.5 million, and international revenue increased $0.4 million, or 6% year-over-year, to $7.3 million.

Net loss attributable to stockholders for the six months ended June 30, 2022 was $11.4 million, or $0.33 per share, compared to a net loss of $8.9 million, or $0.26 per share, in the prior year period.

Full Year 2022 Financial Outlook:

The Company is updating financial guidance for the year ending December 31, 2022 to:

•Total revenue in the range of $51.0 million to $56.4 million, representing growth of approximately 5% to 16% year-over-year, compared to total revenue of $48.5 million for the year ended December 31, 2021. The Company’s prior guidance range for total revenue was $52.5 million to $59.0 million, representing growth of 8% to 22% year-over-year.

◦Total revenue guidance assumes:
•Advanced Energy revenue in the range of $44.5 million to $49.4 million, representing growth of approximately 4% to 15% year-over-year, compared to Advanced Energy revenue of $43.0 million for the year ended December 31, 2021. The Company’s prior guidance range for Advanced Energy revenue was $46.0 million to $52.0 million, representing growth of 7% to 21% year-over-year.
◦The Advanced Energy revenue range reflects potential negative impacts on global new customer adoption, and on procedure-related demand for handpieces, as a result of the FDA Medical Device Safety Communication on March 14, 2022.
◦The Advanced Energy revenue range continues to assume contributions from the initial commercial launches for new specific clinical indications for dermal resurfacing procedures and procedures to improve the appearance of lax skin.
◦The Advanced Energy revenue range continues to assume that international growth is driven by demand in existing international markets.
•OEM revenue in the range of $6.5 million to $7.0 million, which is unchanged from the Company's prior guidance, representing growth of 18% to 27% year-over-year, compared to $5.5 million for the year ended December 31, 2021.

•Net loss attributable to stockholders in the range of $20.1 million to $16.6 million, compared to net loss attributable to stockholders of $15.2 million for the year ended December 31, 2021. The Company’s prior guidance range for net loss attributable to stockholders was $19.0 million to $14.7 million.

•Adjusted EBITDA loss in the range of $11.8 million to $8.2 million, compared to adjusted EBITDA loss of $8.8 million for the year ended December 31, 2021. The Company’s prior guidance range for Adjusted EBITDA loss was $10.1 million to $6.4 million.

Conference Call Details:

Management will host a conference call at 5:00 p.m. Eastern Time on August 11, 2022 to discuss the results of the quarter and to host a question and answer session. To listen to the call by phone, interested parties may dial 877-407-8289 (or 201-689-8341 for international callers) and provide access code 13731067. Participants should ask for the Apyx Medical Corporation Call. A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and at:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=4ztO7TPi

A telephonic replay will be available approximately two hours after the end of the call through the following two weeks. The replay can be accessed by dialing 877-660-6853 for U.S. callers or 201-612-7415 for international callers and using the replay access code: 13731067. The webcast will be archived on the Investor Relations section of the Company’s website.

Investor Relations Contact:

ICR Westwicke on behalf of Apyx Medical Corporation
Mike Piccinino, CFA
investor.relations@apyxmedical.com

About Apyx Medical Corporation:

Apyx Medical Corporation is an advanced energy technology company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Technology products marketed and sold as Renuvion® in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion® and J-Plasma® offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at www.ApyxMedical.com.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, any statements regarding the potential impact of the COVID-19 pandemic and the actions by governments, businesses and individuals in response to the situation; projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration, supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the U.S. Food and Drug Administration and other governmental and regulatory bodies, both domestically and internationally; the impact of the recent FDA Safety Communication on our business and operations; factors relating to the effects of the COVID-19 pandemic; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Sales	$10,292	$11,224	$22,785	$19,862
Cost of sales	3,378	3,690	7,652	6,468
Gross profit	6,914	7,534	15,133	13,394
Other costs and expenses:
Research and development	1,070	1,084	2,228	2,199
Professional services	2,389	1,889	4,675	3,410
Salaries and related costs	4,892	4,343	10,073	8,588
Selling, general and administrative	4,539	4,261	10,004	7,985
Total other costs and expenses	12,890	11,577	26,980	22,182
Loss from operations	(5,976)	(4,043)	(11,847)	(8,788)
Interest income	18	4	20	7
Interest expense	(3)	(2)	(11)	(6)
Other loss, net	607	97	586	4
Total other loss, net	622	99	595	5
Loss before income taxes	(5,354)	(3,944)	(11,252)	(8,783)
Income tax expense	96	107	166	173
Net loss	(5,450)	(4,051)	(11,418)	(8,956)
Net loss attributable to non-controlling interest	(24)	(5)	(47)	(9)
Net loss attributable to stockholders	$(5,426)	$(4,046)	$(11,371)	$(8,947)

Loss per share
Basic and Diluted	$(0.16)	$(0.12)	$(0.33)	$(0.26)

Weighted average number of shares outstanding - basic and diluted	34,464	34,321	34,447	34,312

APYX MEDICAL CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	June 30, 2022 (Unaudited)	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$20,063	$30,870
Trade accounts receivable, net of allowance of $629 and $430	10,340	13,038
Income tax receivables	7,642	7,642
Other receivables	33	483
Inventories, net of provision for obsolescence of $360 and $263	9,677	6,778
Prepaid expenses and other current assets	2,770	1,926
Total current assets	50,525	60,737
Property and equipment, net	6,842	6,575
Operating lease right-of-use assets	659	121
Finance lease right-of-use assets	176	178
Other assets	1,269	1,110
Total assets	$59,471	$68,721

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,587	$2,631
Accrued expenses and other liabilities	8,570	10,287
Current portion of operating lease liabilities	110	122
Current portion of finance lease liabilities	85	165
Total current liabilities	11,352	13,205
Long-term operating lease liabilities	514	—
Long-term finance lease liabilities	93	18
Long-term contract liabilities	1,207	1,323
Other liabilities	142	166
Total liabilities	13,308	14,712
EQUITY
Common stock, $0.001 par value; 75,000,000 shares authorized; 34,493,085 issued and outstanding as of June 30, 2022, and 34,409,912 issued and outstanding as of December 31, 2021	34	34
Additional paid-in capital	69,793	66,221
Accumulated deficit	(23,922)	(12,551)
Total stockholders' equity	45,905	53,704
Non-controlling interest	258	305
Total equity	46,163	54,009
Total liabilities and equity	$59,471	$68,721

APYX MEDICAL CORPORATION RECONCILIATION OF GAAP NET LOSS RESULTS TO NON-GAAP ADJUSTED EBITDA (Unaudited)
Use of Non-GAAP Financial Measure

We present the following non-GAAP measure because we believe such measure is a useful indicator of our operating performance. Our management uses this non-GAAP measure principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or preferable to, the measures of financial performance prepared in accordance with GAAP.

The Company has presented the following non-GAAP financial measure in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net income (loss) attributable to stockholders (GAAP) plus income tax expense (benefit), interest, depreciation and amortization, and stock-based compensation expense.

(In thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss attributable to stockholders	$(5,426)	$(4,046)	$(11,371)	$(8,947)
Interest income	(18)	(4)	(20)	(7)
Interest expense	3	2	11	6
Income tax expense	96	107	166	173
Depreciation and amortization	247	213	472	440
Stock based compensation	1,714	1,369	3,364	2,563
Adjusted EBITDA	$(3,384)	$(2,359)	$(7,378)	$(5,772)

The following unaudited table presents a reconciliation of net loss attributable to stockholders to Adjusted EBITDA loss for the year ending December 31, 2022. The reconciliation assumes the mid-point of the Adjusted EBITDA loss range and the midpoint of each component of the reconciliation, corresponding to guidance for GAAP net loss attributable to stockholders of $20.1 million to $16.6 million for the year ending December 31, 2022.

(In millions)	Year Ending December 31, 2022
Net loss attributable to stockholders	$(18.4)
Interest income	—
Interest expense	—
Income tax expense	0.4
Depreciation and amortization	1.0
Stock based compensation	7.0
Adjusted EBITDA	$(10.0)